Exhibit 10.1

iMEDIA BRANDS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY
Effective: May 18, 2020
Each non-employee director of iMedia Brands, Inc. (the “Company”) will receive:
Director Annual Retainer: Annual retainer, payable in cash, of $65,000 per director except for the chairperson who shall receive $130,000 and the vice chairperson who shall receive $105,000. The chairperson and the vice chairperson shall receive no additional retainers for serving on committees of the board.
Committee Chair Annual Retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 20,000
Human Resources & Compensation Committee:	15,000
Corporate Governance and Nominating Committee:	12,000
Committee Member Annual Retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 10,000
Human Resources & Compensation Committee:	--
Corporate Governance and Nominating Committee:	--
Annual Restricted Stock Unit (RSU) Grants:

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An annual restricted stock unit (“RSU”) grant on the date of each annual meeting of shareholders at which the director is elected to the board or continues to serve as a director, the number of RSUs calculated by dividing $65,000 by the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the date of grant. Each grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of shareholders.  RSUs will settle in shares no later than March 15 of the calendar year following the date of vesting.

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Vest on the earlier of (a) the date preceding the subsequent annual meeting of the Company’s shareholders or (b) the first anniversary of the date of the grant; provided the director remains a member of the board as of the vesting date.

Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.
Additional provisions:

•	All cash retainers are paid quarterly in arrears and are subject to pro rata adjustment if an individual does not serve a complete fiscal quarter.

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All equity awards are pro-rated for directors who are appointed or elected to the board subsequent to the Company’s annual meeting of shareholders. In such event, the equity awards shall be granted on the first occurrence of the second trading date following the Company’s earnings release for a completed fiscal quarter following the appointment or election of such director (the “Grant Date”) based on the closing sale price for a share of the Company’s common stock on the Company’s principal stock exchange on the Grant Date.

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In the event the receipt of RSUs as set forth herein could result in the director (individually or together with any other person or entity with whom such director has identified, or will have identified, itself at the time as part of a “group” in a public filing, or amendment thereto, made with the Securities and Exchange Commission involving the Company’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of common stock or voting power of the Company on a post-transaction basis that assumes that the RSUs shall have vested, such directors will receive $65,000 on the earlier of one year after the date of grant of the RSUs or the date of the next year’s annual meeting of shareholders.

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